EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Second Quarter 2018 Results

Company Achieves Triple Digit Operating Income Growth

Second Quarter 2018 Highlights

  Second quarter operating revenue of $154.0 million

  Second quarter operating income increased 126.6%

  Second quarter net income of $7.8 million, resulting in net income of $0.16 per share

  Second quarter Adjusted OIBDA of $69.8 million

Please refer to our Second Quarter 2018 Earnings Presentation Supplement available at https://investor.shentel.com/ for additional information, including matters that will be referenced during the Company’s conference call. Included in this release are certain non-GAAP financial measures that are not determined in accordance with US generally accepted accounting principles. Please refer to page 10 for additional information for non-GAAP measures.

EDINBURG, Va., Aug. 07, 2018 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (NASDAQ: SHEN) announces financial and operating results for the three months ended June 30, 2018.

Second Quarter Results

Consolidated

  Net income for the three months ended June 30, 2018 was $7.8 million, or $0.16 per share, compared with a net loss of $80 thousand, or less than $0.01 per share, in the second quarter of 2017. Effective January 1, 2018, the Company adopted the new revenue recognition standard, which requires the Company to record costs such as commissions for the national sales channel that are settled separately with Sprint as reductions of revenue. Previously these costs were recorded in costs of goods and services and in selling, general and administrative expense. Excluding the impact of this standard, second quarter net income was $5.9 million, or $0.12 per share, due to the deferral of certain commissions and device costs as required by the new revenue recognition standard.

  Operating revenues for the three months ended June 30, 2018 were $154.0 million, a year over year increase of 0.5%, compared with $153.3 million for the three months ended June 30, 2017. Excluding the impact of the new revenue recognition standard, total operating revenues improved approximately $4.8 million, or 3.1%, driven by Wireless and Cable operations, partially offset by Wireline.

  Operating expenses for the second quarter of 2018 were $135.3 million, compared with $145.0 million for the equivalent quarter in the prior year. Excluding the impacts of the new revenue recognition standard, operating expenses decreased $3.0 million, or 2.1% due to the absence of acquisition and integration costs related to the prior year nTelos integration, and a decrease in depreciation and amortization as assets acquired in the nTelos acquisition were retired. These declines were partially offset by increases in network and selling costs associated with the continued expansion of our networks to support the increase and demand for the subscriber base.

  Operating income increased 126.6% in the second quarter of 2018 to $18.7 million from $8.3 million in the equivalent quarter of the prior year.

  Adjusted OIBDA for the three months ended June 30, 2018 was $69.8 million, compared with $69.4 million for the three months ended June 30, 2017. Continuing OIBDA for the three months ended June 30, 2018 was $60.3 million, compared with $60.3 million for the three months ended June 30, 2017. The adoption of the new revenue recognition standard did not have an impact on adjusted OIBDA.

Wireless

  Wireless operating revenues increased $2.2 million, excluding the impacts of adopting the new revenue recognition standard, compared with the three months ended June 30, 2017. The increase was driven by growth in postpaid and prepaid PCS subscribers, improvements in PCS average monthly churn for postpaid and prepaid, and was partially offset by a decline in average revenue per subscriber primarily related to promotions and discounts.

  Wireless operating expenses for the three months ended June 30, 2018 were $92.5 million, compared with $107.8 million for the three months ended June 30, 2017, a year over year decrease of 14.2%.  Excluding the impacts of the new revenue recognition standard, operating expenses decreased $8.6 million due to the absence of acquisition and integration costs related to the prior year nTelos integration and a reduction in depreciation and amortization.  These decreases were partially offset by increases in network costs resulting from the completion of our 4G roll-out and expanded coverage area, as well as additional selling costs.

  Wireless adjusted OIBDA for the three months ended June 30, 2018 was $60.1 million, compared with $58.2 million for the three months ended June 30, 2017. Wireless continuing OIBDA for the three months ended June 30, 2018 was $50.5 million, compared with $49.0 million from the three months ended June 30, 2017.

  Shentel served 780,658 wireless postpaid retail PCS subscribers as of June 30, 2018, up 6.6% over the second quarter of 2017.  Postpaid churn for the three months ended June 30, 2018, was 1.67%, compared with 2.00% for the three months ended June 30, 2017. The Company had net additions of 5,797 postpaid customers in the three months ended June 30, 2018, compared with net additions of 15,514 for the three months ended June 30, 2017. As of the three months ended June 30, 2018, tablets and data devices were 14% of the postpaid base reflecting a net gain of 821 for these devices over the prior year.

Cable

  Cable operating revenues for the second quarter of 2018 were $32.1 million, a year over year increase of 8.6% compared with $29.6 million for the three months ended June 30, 2017. The increase was primarily due to growth in broadband ARPU and rate increases for video services.

  Cable operating expenses were flat at $26.0 million in the second quarter of both 2018 and 2017. The Company added 3,519 High Speed Data users and 790 voice users, and lost 3,448 video users.

  Cable adjusted OIBDA for the three months ended June 30, 2018 was $12.3 million, an increase of 23.7%.

Wireline

  Wireline operating revenues for the three months ended June 30, 2018 were $19.1 million, compared with $19.6 million for the prior year second quarter. The decrease in operating revenues was primarily attributable to migrating Wireless backhaul circuits from traditional circuit-switched facilities to more cost effective Voice Over IP ("VoIP") facilities.

  Wireline operating expenses for the three months ended June 30, 2018 were $14.3 million, compared with $14.2 million for the quarter ended June 30, 2017, due primarily to costs to support new fiber contracts.

  Wireline adjusted OIBDA for the three months ended June 30, 2018 was $8.0 million, compared with $8.6 million for the prior year equivalent quarter, primarily driven by the decline in revenue.

President and CEO Christopher E. French commented, “Shentel delivered solid second quarter results which included consolidated revenue growth, significantly enhanced operating income and improved net profitability. In the past year, our Wireless geographic coverage area has grown significantly with the expansion of our affiliate agreement with Sprint, and we are focused on driving distribution and activation levels in our expanded footprint. During the second quarter, our wireless segment achieved growth in both postpaid and prepaid customers, reflective of Shentel’s reputation as a provider of reliable coverage, excellent service and robust capacity which has positioned us as the ‘carrier of choice’ in the markets in which we operate."

“Revenues in our cable segment grew 9% in the second quarter, with increased RGUs, and we are encouraged by the opportunity to capture additional market share as consumers seek the high speed bandwidth and dependable service that our network provides.  In the Wireline segment we continued our focus on growth in our regional fiber network and transitioning our legacy telephone area from DSL service to cable modem service. Our focus on providing high quality, reliable service across all of our offerings remains the cornerstone of our service commitment to our customers and the foundation for our continued growth."

Network & Technology Highlights

  Beginning in 2018, we began transitioning Wireless backhaul circuits from traditional circuit-switched facilities to VoIP facilities, in our Wireline operations. We expect to complete the transition by year-end 2018 and expect to realize a reduction in overall Wireless network costs beginning in 2019.

Other Information

  Capital expenditures were $62.3 million in the six months ended June 30, 2018 compared with $68.8 million in the comparable 2017 period. The Company's estimated 2018 capital budget remains $163 million.

  Cash and cash equivalents as of June 30, 2018 were $65.6 million, compared with $78.6 million at December 31, 2017.

  Outstanding debt at June 30, 2018 totaled $799.9 million, net of unamortized loan costs, compared to $822.0 million as of December 31, 2017.  As of June 30, 2018, no amounts were outstanding under the revolving line of credit. The total leverage ratio as of June 30, 2018 was 2.89.

Conference Call and Webcast

Teleconference Information:

Date: August 7, 2018
Time: 10:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 1890438

Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through August 16, 2018 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in a multi-state area covering large portions of central and western Virginia, south-central Pennsylvania, West Virginia, and portions of Maryland, North Carolina, Kentucky, and Ohio.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:
Shenandoah Telecommunications, Inc.
James F. Woodward
Senior Vice President, Finance and Chief Financial Officer
540-984-5990
James.Woodward@emp.shentel.com

Or
John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
Operating revenues:	2018	2017	2018	2017
Service revenues and other	$138,021	$150,308	$272,174	$300,829
Equipment revenues	16,009	2,950	33,588	6,309
Total operating revenues	154,030	153,258	305,762	307,138
Operating expenses:
Cost of services	49,134	48,416	98,476	97,193
Cost of goods sold	15,166	4,965	30,971	9,949
Selling, general and administrative	29,915	43,022	58,665	83,175
Acquisition, integration and migration expenses	—	3,678	—	8,167
Depreciation and amortization	41,117	44,925	84,604	89,729
Total operating expenses	135,332	145,006	272,716	288,213
Operating income (loss)	18,698	8,252	33,046	18,925
Other income (expense):
Interest expense	(8,851)	(9,389)	(18,183)	(18,489)
Gain (loss) on investments, net	56	73	24	193
Non-operating income (loss), net	783	1,224	1,804	2,479
Income (loss) before income taxes	10,686	160	16,691	3,108
Income tax expense (benefit)	2,862	240	4,038	847
Net income (loss)	$7,824	$(80)	$12,653	$2,261

Net income (loss) per share:
Basic	$0.16	$—	$0.26	$0.05
Diluted	$0.16	$—	$0.25	$0.05
Weighted average shares outstanding, basic	49,547	49,115	49,511	49,083
Weighted average shares outstanding, diluted	50,070	49,115	50,029	49,850

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2018	December 31, 2017

Cash and cash equivalents	$65,569	$78,585
Other current assets	129,573	94,310
Total current assets	195,142	172,895

Investments	11,949	11,472
Property, plant and equipment, net	668,339	686,327
Intangible assets, net	396,908	380,979
Goodwill	146,497	146,497
Deferred charges and other assets, net	34,021	13,690
Total assets	$1,452,856	$1,411,860

Total current liabilities	138,797	137,584
Long-term debt, less current maturities	715,265	757,561
Other liabilities	180,604	166,493
Total shareholders' equity	418,190	350,222
Total liabilities and shareholders' equity	$1,452,856	$1,411,860

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2018	2017
Cash Flows From Operating Activities:
Net income (loss)	$12,653	$2,261
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	71,637	76,695
Amortization reflected as operating expense	12,967	12,950
Amortization reflected as rent expense in cost of services	175	593
Bad debt expense	758	886
Stock based compensation expense, net of amount capitalized	3,407	2,418
Waived management fee	18,606	18,107
Deferred income taxes	(9,325)	(11,954)
(Gain) loss on investments	(24)	(187)
Net (gain) loss from patronage and equity investments	(1,552)	(1,447)
Amortization of long-term debt issuance costs	2,365	2,385
Accrued interest and other	101	854
Changes in assets and liabilities:
Accounts receivable	(11,060)	5,196
Inventory, net	(503)	25,049
Income taxes receivable	16,722	(1,908)
Other assets	3,909	(126)
Accounts payable	2,486	(40,558)
Income taxes payable	—	(435)
Deferred lease	1,353	2,493
Other deferrals and accruals	2,469	(6,478)
Net cash provided by (used in) operating activities	127,144	86,794

Cash Flows From Investing Activities:
Acquisition of property, plant and equipment	(62,322)	(68,766)
Proceeds from sale of assets	447	269
Cash distributions (contributions) from investments and other	(3)	7
Sprint expansion	(52,000)	(6,000)
Net cash provided by (used in) investing activities	(113,878)	(74,490)

Cash Flows From Financing Activities:
Principal payments on long-term debt	(24,250)	(12,125)
Proceeds from revolving credit facility borrowings	15,000	—
Proceeds from credit facility borrowings	—	25,000
Principal payments on revolving credit facility	(15,000)	—
Taxes paid for equity award issuances	(2,032)	(1,598)
Net cash provided by (used in) financing activities	(26,282)	11,277
Net increase (decrease) in cash and cash equivalents	(13,016)	23,581
Cash and cash equivalents, beginning of period	78,585	36,193
Cash and cash equivalents, end of period	$65,569	$59,774

The Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), effective January 1, 2018, using the modified retrospective method as discussed in Note 2, Revenue from Contracts with Customers. The following table identifies the impact that the application of Topic 606 had on the Company for the three months ended June 30, 2018:

	Three Months Ended June 30, 2018
	Topic 606 Impact - CONSOLIDATED
($ in thousands, except per share amounts)	Prior to Adoption of Topic 606	Changes in Presentation (1)	Equipment Revenue (2)	Deferred Costs (3)	As Reported 6/30/2018
Service revenue and other	$156,267	$(20,881)	$—	$2,635	$138,021
Equipment revenue	1,799	—	14,210	—	16,009
Total operating revenues	158,066	(20,881)	14,210	2,635	154,030
Cost of services	48,999	—	—	135	49,134
Cost of goods sold	6,328	(5,372)	14,210	—	15,166
Selling, general & administrative	45,579	(15,509)	—	(155)	29,915
Depreciation and amortization	41,117	—	—	—	41,117
Total operating expenses	142,023	(20,881)	14,210	(20)	135,332
Operating income	16,043	—	—	2,655	18,698
Other income (expense)	(8,012)	—	—	—	(8,012)
Income tax expense (benefit)	2,144	—	—	718	2,862
Net income	$5,887	$—	$—	$1,937	$7,824

Earnings per share
Basic	$0.12			$0.04	$0.16
Diluted	$0.12			$0.04	$0.16
Weighted average shares o/s, basic	49,547				49,547
Weighted average shares o/s, diluted	50,070				50,070

(1)     Amounts payable to Sprint for the reimbursement of costs incurred by Sprint in their national sales channel for commissions and device costs, and to provide on-going support to their prepaid customers in our territory were historically recorded as expense when incurred. Under Topic 606, these amounts represent consideration payable to our customer, Sprint, and are recorded as a reduction of revenue. In 2017, these amounts were approximately $44.8 million for the national commissions, previously recorded in selling, general and administrative, $18.7 million for national device costs previously recorded in cost of goods and services, and $16.9 million for the on-going service to Sprint's prepaid customers, previously recorded in selling, general and administrative.

(2)     Costs incurred by the Company for the sale of devices under Sprint’s device financing and lease programs were previously recorded net against revenue. Under Topic 606, the revenue from device sales is recorded gross as equipment revenue and the device costs are recorded gross and reclassified to cost of goods and services. These amounts were approximately $63.8 million in 2017.

(3)     Amounts payable to Sprint for the reimbursement of costs incurred by Sprint in their national sales channel for commissions and device costs, which historically have been expensed when incurred, are deferred and amortized against revenue over the expected period of benefit of approximately 21 to 24 months. In Cable and Wireline, installation revenues are recognized over a shorter period of benefit. The deferred balance as of June 30, 2018 is approximately $53.9 million and is classified on the balance sheet as current and non-current assets, as applicable.

The following table identifies the impact that the application of Topic 606 had on the Company's Wireless operations for the three months ended June 30, 2018:

	Three Months Ended June 30, 2018
	Topic 606 Impact - WIRELESS
($ in thousands)	Prior to Adoption of Topic 606	Changes in Presentation (1)	Equipment Revenue (2)	Deferred Costs (3)	As Reported 6/30/2018
Service revenue	$111,515	$(20,881)	$—	$2,585	$93,219
Equipment revenue	1,609	—	14,210	—	15,819
Tower and Other revenue	3,244	—	—	—	3,244
Total operating revenues	116,368	(20,881)	14,210	2,585	112,282
Cost of services	33,488	—	—	—	33,488
Cost of goods sold	6,244	(5,372)	14,210	—	15,082
Selling, general & administrative	27,876	(15,509)	—	—	12,367
Depreciation and amortization	31,565	—	—	—	31,565
Total operating expenses	99,173	(20,881)	14,210	—	92,502
Operating income	$17,195	$—	$—	$2,585	$19,780

(1)     Amounts payable to Sprint for the reimbursement of costs incurred by Sprint in their national sales channel for commissions and device costs, and to provide on-going support to their prepaid customers in our territory were historically recorded as expense when incurred. Under Topic 606, these amounts represent consideration payable to our customer, Sprint, and are recorded as a reduction of revenue. In 2017, these amounts were approximately $44.8 million for the national commissions, previously recorded in selling, general and administrative, $18.7 million for national device costs previously recorded in cost of goods and services, and $16.9 million for the on-going service to Sprint's prepaid customers, previously recorded in selling, general and administrative.

(2)     Costs incurred by the Company for the sale of devices under Sprint’s device financing and lease programs were previously recorded net against revenue. Under Topic 606, the revenue from device sales is recorded gross as equipment revenue and the device costs are recorded gross and reclassified to cost of goods and services. These amounts were approximately $63.8 million in 2017.

(3)     Amounts payable to Sprint for the reimbursement of costs incurred by Sprint in their national sales channel for commissions and device costs, which historically have been expensed when incurred, are deferred and amortized against revenue over the expected period of benefit of approximately 21 to 24 months. The deferred balance as of June 30, 2018 is approximately $53.9 million and is classified on the balance sheet as current and non-current assets, as applicable.

Non-GAAP Financial Measures

In managing our business and assessing our financial performance, management supplements the information provided by the financial statement measures prepared in accordance with GAAP with Adjusted OIBDA and Continuing OIBDA, which are considered “non-GAAP financial measures” under SEC rules.

Adjusted OIBDA is defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of:  certain non-recurring transactions; impairment of assets; gains and losses on asset sales; actuarial gains and losses on pension and other post-retirement benefit plans; and share-based compensation expense, amortization of deferred costs related to the impacts of the adoption of Topic 606, and adjusted to include the benefit received from the waived management fee by Sprint. Continuing OIBDA is defined as Adjusted OIBDA, less the benefit received from the waived management fee by Sprint. Adjusted OIBDA and Continuing OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that Adjusted OIBDA and Continuing OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance.  We use Adjusted OIBDA and Continuing OIBDA as supplemental performance measures because management believes these measures facilitate comparisons of our operating performance from period to period and comparisons of our operating performance to that of our peers and other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made.  In the future, management expects that the Company may again report Adjusted OIBDA and Continuing OIBDA excluding these items and may incur expenses similar to these excluded items.  Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes.  By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes Adjusted OIBDA and Continuing OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors.  In addition, we believe that Adjusted OIBDA and Continuing OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA and Continuing OIBDA have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  These limitations include, but are not limited to, the following:

  they do not reflect capital expenditures;
  they do not reflect the impacts of adoption of Topic 606;
  many of the assets being depreciated and amortized will have to be replaced in the future and Adjusted and Continuing OIBDA do not reflect cash requirements for such replacements;
  they do not reflect costs associated with share-based awards exchanged for employee services;
  they do not reflect interest expense necessary to service interest or principal payments on indebtedness;
  they do not reflect gains, losses or dividends on investments;
  they do not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate Adjusted and Continuing OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers Adjusted OIBDA and Continuing OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The adoption of the new revenue recognition standard did not impact Adjusted OIBDA.

The following tables reconcile Adjusted OIBDA and Continuing OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three and six months ended June 30, 2018 and 2017:

Adjusted OIBDA and Continuing OIBDA

Three Months Ended June 30, 2018

(in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating Income	$19,780	$6,083	$4,793	$(11,958)	$18,698
Impact of ASC topic 606	(924)	4	(25)	—	(945)
Depreciation and amortization	31,565	6,179	3,240	133	41,117
Share based compensation expense	—	—	—	1,370	1,370
Benefit received from the waived management fee (1)	9,558	—	—	—	9,558
Amortization of intangibles netted in rent expense	93	—	—	—	93
Actuarial (gains) losses on pension plans	—	—	—	(82)	(82)
Adjusted OIBDA	60,072	12,266	8,008	(10,537)	69,809
Waived management fee	(9,558)	—	—	—	(9,558)
Continuing OIBDA	$50,514	$12,266	$8,008	$(10,537)	$60,251

Three Months Ended June 30, 2017

(in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating Income	$6,352	$3,696	$5,408	$(7,204)	$8,252
Depreciation and amortization	35,551	6,090	3,155	129	44,925
(Gain) loss on asset sales	21	(73)	(3)	(1)	(56)
Share based compensation expense	364	206	86	193	849
Benefit received from the waived management fee (1)	9,167	—	—	—	9,167
Amortization of intangibles netted in rent expense	334	—	—	—	334
Temporary back office costs to support the billing operations through migration (2)	1,693	—	—	(8)	1,685
Integration and acquisition related expenses, and other	4,734	—	—	(446)	4,288
Adjusted OIBDA	58,216	9,919	8,646	(7,337)	69,444
Waived management fee	(9,167)	—	—	—	(9,167)
Continuing OIBDA	$49,049	$9,919	$8,646	$(7,337)	$60,277

________________________________
 (1)    Under our amended affiliate agreement, Sprint agreed to waive the Management Fees charged on both postpaid and prepaid revenues, up to $4.2 million per month, until the total amount waived reaches approximately $255.6 million, which is expected to occur in 2022.
 (2)    Represents back office expenses required to support former nTelos subscribers that migrated to the Sprint back office.

Segment Results

Three Months Ended June 30, 2018
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated
External revenues
Service revenues	$93,219	$28,748	$5,301	$—	$—	$127,268
Equipment revenues	15,819	144	46	—	—	16,009
Other	2,000	2,122	6,631	—	—	10,753
Total external revenues	111,038	31,014	11,978	—	—	154,030
Internal revenues	1,244	1,097	7,134	—	(9,475)	—
Total operating revenues	112,282	32,111	19,112	—	(9,475)	154,030
Operating expenses
Cost of services	33,488	15,125	9,373	12	(8,864)	49,134
Cost of goods sold	15,082	63	20	1	—	15,166
Selling, general and administrative	12,367	4,661	1,686	11,812	(611)	29,915
Depreciation amortization	31,565	6,179	3,240	133	—	41,117
Total operating expenses	92,502	26,028	14,319	11,958	(9,475)	135,332
Operating income (loss)	$19,780	$6,083	$4,793	$(11,958)	$—	$18,698

Three Months Ended June 30, 2017
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated
External revenues
Service revenues	$107,681	$26,883	$5,128	$—	$—	$139,692
Equipment revenues	2,779	147	24	—	—	2,950
Other	2,439	1,948	6,229	—	—	10,616
Total external revenues	112,899	28,978	11,381	—	—	153,258
Internal revenues	1,234	586	8,195	—	(10,015)	—
Total operating revenues	114,133	29,564	19,576	—	(10,015)	153,258
Operating expenses
Cost of services	33,497	14,920	9,329	—	(9,329)	48,416
Cost of goods sold	4,972	(9)	1	—	—	4,965
Selling, general and administrative	29,637	4,867	1,683	7,521	(686)	43,022
Acquisition, integration and migration expenses	4,124	—	—	(446)	—	3,678
Depreciation and amortization	35,551	6,090	3,155	129	—	44,925
Total operating expenses	107,781	25,868	14,168	7,204	(10,015)	145,006
Operating income (loss)	$6,352	$3,696	$5,408	$(7,204)	$—	$8,252

Supplemental Information

Subscriber Statistics

The following tables indicate selected operating statistics of Wireless, including Sprint subscribers, as of the dates shown:

	6/30/2018 (3)	12/31/2017 (4)	6/30/2017 (4)
Retail PCS Subscribers - Postpaid	780,658	736,597	732,664
Retail PCS Subscribers - Prepaid (1)	252,054	225,822	222,038
PCS Market POPS (000) (2)	7,023	5,942	6,047
PCS Covered POP (000) (2)	5,908	5,272	5,137
CDMA Base Stations (sites)	1,770	1,623	1,541
Towers Owned	193	192	195
Non-affiliate Cell Site Leases	192	192	205

_______________________________________________________

(1) As of September 2017, the Company is no longer including Lifeline subscribers to be consistent with Sprint's policy. Historical customer counts have been adjusted accordingly.
(2) "POPS" refers to the estimated population of a given geographic area.  Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreements, and Covered POPS are those covered by our network. As of December 31, 2017, the data source for POPS is U.S. census data. Historical periods previously referred to other third party population data and have been recast to refer to U.S. census data.
(3) Beginning February 1, 2018 includes Richmond Expansion Area.
(4) Beginning April 6, 2017 includes Parkersburg Expansion Area.

	Three Months Ended June 30,
	2018	2017
Gross PCS Subscriber Additions - Postpaid	44,629	40,408
Net PCS Subscriber Additions (Losses) - Postpaid	5,797	15,514
Gross PCS Subscriber Additions - Prepaid (1)	33,840	35,103
Net PCS Subscriber Additions (Losses) - Prepaid (1)	1,863	7,267
PCS Average Monthly Retail Churn % - Postpaid	1.67%	2.00%
PCS Average Monthly Retail Churn % - Prepaid (1)	4.25%	4.92%

_______________________________________________________

(1) As of September 2017, the Company is no longer including Lifeline subscribers to be consistent with Sprint's policy. Historical customer counts and churn % have been adjusted accordingly.

The subscriber statistics shown above include the following:

	February 1, 2018	April 6, 2017	May 6, 2016
	Richmond Expansion Area	Parkersburg Expansion Area	nTelos Area
PCS Subscribers - Postpaid	38,343	19,067	404,965
PCS Subscribers - Prepaid (1)	15,691	4,517	154,944
Acquired PCS Market POPS (000)	1,082	511	3,099
Acquired PCS Covered POPS (000)	602	244	2,298
Acquired CDMA Base Stations (sites) (2)	105	—	868
Towers	—	—	20
Non-affiliate Cell Site Leases	—	—	10

_______________________________________________________

(1) Excludes Lifeline subscribers.

(2) As of June 30, 2018 we have shut down 107 overlap sites associated with the nTelos Area.

The following table shows selected operating statistics for Cable as of the dates shown:

	June 30, 2018	December 31, 2017	June 30, 2017
Homes Passed (1)	185,016	184,910	184,834
Customer Relationships (2)
Video Users	42,483	44,269	46,014
Non-video customers	35,773	33,559	31,291
Total customer relationships	78,256	77,828	77,305
Video
Customers (3)	44,800	46,613	48,248
Penetration (4)	24.2%	25.2%	26.1%
Digital video penetration (5)	76.9%	76.2%	81.5%
High-speed internet
Available Homes (6)	185,016	184,910	184,834
Users (3)	65,466	63,918	61,947
Penetration (4)	35.4%	34.6%	33.5%
Voice
Available Homes (6)	185,016	182,379	182,303
Users (3)	22,882	22,555	22,092
Penetration (4)	12.4%	12.4%	12.1%
Total Revenue Generating Units (7)	133,148	133,086	132,287
Fiber Route Miles	3,426	3,356	3,301
Total Fiber Miles (8)	133,702	122,011	114,366
Average Revenue Generating Units	132,287	132,759	132,829

(1) Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines.  Homes passed is an estimate based upon the best available information.

(2) Customer relationships represent the number of billed customers who receive at least one of our services.

(3) Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer.  Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.

(4) Penetration is calculated by dividing the number of users by the number of homes passed or available homes, as appropriate.

(5) Digital video penetration is calculated by dividing the number of digital video users by total video users.  Digital video users are video customers who receive any level of video service via digital transmission.  A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video user.

(6) Homes and businesses are considered available (“available homes”) if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.

(7) Revenue generating units are the sum of video, voice and high-speed internet users.

(8) Total Fiber Miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

The following table shows selected operating statistics for Wireline as of the dates shown:

	June 30, 2018	December 31, 2017	June 30, 2017
Telephone Access Lines	17,017	17,933	18,077
Long Distance Subscribers	8,930	9,078	9,139
Video Customers (1)	4,850	5,019	5,180
DSL and Cable Modem Subscribers	14,694	14,665	14,605
Fiber Route Miles	2,099	2,073	2,017
Total Fiber miles (2)	157,008	154,165	146,967

_______________________________________________________

(1) Wireline’s video service passes approximately 16,500 homes.

(2) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.